Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES FIRST QUARTER FISCAL 2012
EARNINGS OF $488,000

•      Net Income $488,000
•      Net interest margin improves quarter over quarter
•      Credit metrics improve quarter over quarter
•      Bank core capital ratio 11.28 percent
•      Bank total risk based capital 21.59 percent

WEST POINT, Georgia, February 1, 2012—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $488,000, or $0.03 per basic and diluted share, for the quarter ended December 31, 2011, compared with $276,000, or $0.02 per basic and diluted share, for the quarter ended December 31, 2010. Improved net income in the current period was driven by higher net interest income and slightly increased noninterest income, partially offset by an increase in noninterest expense and higher provision for loan losses.

The Company’s total assets were $1.11 billion at December 31, 2011, down from $1.17 billion at September 30, 2011, but up from $1.06 billion at December 31, 2010. Total loans outstanding were $647.7 million at December 31, 2011, of which $215.7 million, or 33.3 percent, were covered by FDIC loss sharing. Total loans outstanding at September 30, 2011, and December 31, 2010, were $652.0 million and $584.0 million, respectively.

Chairman and CEO Robert L. Johnson said, “We continue to work through the assets acquired in FDIC-assisted acquisitions.  As of December 31, 2011, we have received $143.7 million from the FDIC in reimbursement for losses under loss-sharing agreements and we will receive another $91.7 million based on estimated future loss share claims.  Our experience so far is that we are able to reasonably liquidate one-to-four family and income producing real estate collateral but, for land and lots, supply often  exceeds demand and it is consequently slower to move.  Recently, our management team worked effectively to right-size the First National Bank of Florida acquisition by closing four branches, reducing headcount and lowering deposit rates.  This resulted in funding and expense structures that were better matched to expected performing assets and revenue.  We are encouraged about our financial results and continuing opportunities to build our retail franchise through acquisitions. We are delighted that over half of our deposits are now core non-time deposits.”

Total deposits were $859.5 million at December 31, 2011, compared with $911.1 million at September 30, 2011.   During the three months ended December 31, 2011, time deposits decreased from $463.9 million to $408.8 million attributable primarily to runoff of wholesale time deposits acquired in the acquisition of the assets and liabilities of The First National Bank of Florida. Borrowings remained steady at $110.0 million at December 31, 2011.

Net interest income increased to $9.2 million for the quarter ended December 31, 2011, from $7.6 million for the quarter ended December 31, 2010.  Total interest income increased to $12.5 million for the quarter ended December 31, 2011 compared to $12.4 million for the same quarter last year. Interest expense was lower at $3.3 million for the quarter ended December 31, 2011 compared with $4.8 million for the same quarter of 2010.

The net interest margin increased to 3.94 percent for the quarter ended December 31, 2011, compared with 3.38 percent for the same quarter of 2010.

Noninterest expense increased to $10.3 million for the quarter ended December 31, 2011, compared to $9.4 million for the same quarter of 2010.  The majority of the increase relates to the Company’s FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches, as well as resolving the acquired problem assets.

Noninterest income increased to $3.8 million for the quarter ended December 31, 2011, compared with $2.9 million for the same quarter in 2010. Noninterest income for the current quarter was higher due to increased discount accretion on the Company’s FDIC indemnification assets, which totaled $570,000 and $342,000 for the three months ending December 31, 2011, and 2010, respectively. Also, fees on deposits were $1.7 million for the quarter ended December 31, 2011, and $1.4 million for the quarter ended December 31, 2010.  The quarter ended December 31, 2011 included a net gain on the sale of securities of $633,000 which was offset by a charge of $100,000 for other than temporary impairment of a non-agency collateralized mortgage security.

Nonperforming assets not covered by loss sharing declined to $12.5 million at December 31, 2011, from $22.7 million at December 31, 2010, and $15.8 million at September 30, 2011. The Company had net charge-offs of $2.1 million for the quarter ended December 31, 2011 compared to $571,000 for the same quarter of 2010. With the change in regulatory authorities dictated by Dodd-Frank, the Company aligned its accounting for the allowance for loan losses to preferences of the OCC, which resulted in increased charge-offs of certain specific amounts previously reflected in the allowance for loan losses.

The Company recorded a loan loss provision of $1.5 million on non-covered loans and $600,000 on covered loans for the quarter ended December 31, 2011, compared to $800,000 on non-covered loans for the same quarter in 2010. The allowance for loan losses was 2.05 percent of non-covered loans at December 31, 2011, compared with 2.19 percent of non-covered loans at December 31, 2010. Additionally, the allowance for loan losses improved to 96.58% of noncovered, nonperforming loans from 80.12% at September 30, 2011, and 73.26 % at December 31, 2010.

The Company had higher total stockholders’ equity of $136.1 million at December 31, 2011, compared with $134.9 million at December 31, 2010.

First Charter, MHC has filed an application with the Federal Reserve to waive receipt of its dividend from Charter Financial if Charter Financial declares a dividend payable for the quarter ending March 31, 2012.  If First Charter, MHC does not receive Federal Reserve approval to waive receipt of its dividend from Charter Financial, it is expected that Charter Financial will not pay a dividend for the quarter ending March 31, 2012.

Mr. Johnson concluded, “We are pleased with the continued strengthening of our capital, the improving quality of our legacy loan portfolio and the excellence of our deposit funding.”    Our core regulatory capital is 11.28 percent of assets at December 31, 2011, from 10.68 percent of assets at September 30, 2011.

Our network of 18 branches serves an attractive geographic region in West Central Georgia, East Central Alabama, and the Florida Gulf Coast and our solid capital position places CharterBank in a unique position of strength versus many of its peers. With our strong capital and a solid operating base, we are well positioned to build an enviable community bank footprint with strong shareholder returns.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation is in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the  Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:

	December 31,	September 30,	December 31,
	2011	2011***	2010
Total Assets	$1,113,346	$1,171,710	$1,063,822
Cash and Cash Equivalents	78,815	149,762	124,033
Loans Receivable, Net	647,727	652,025	584,021
Non-covered Loans Receivable, Net	432,108	419,979	447,621
Covered Loans Receivable, Net	215,619	232,046	136,400
Real Estate Owned	29,479	31,769	39,500
Non-covered Real Estate Owned	3,389	4,093	9,044
Covered Real Estate Owned	26,090	27,676	30,456
Mortgage Securities Available for Sale	157,963	130,600	130,634
Core Deposits*	450,692	447,176	311,456
Retail Deposits**	836,617	883,389	707,199
Total Deposits	859,504	911,094	762,412
Borrowings	110,000	110,000	152,000
Total Stockholders’ Equity	136,051	139,416	134,935

Book Value per Share	$7.59	$7.68	$7.44
Tangible Book Value per Share	7.25	7.34	7.15

Minority Shares Outstanding	6,470,125	6,706,423	6,675,775
Total Shares Outstanding – at Period End	17,928,049	18,164,347	18,133,699
Weighted Average Total Shares Outstanding – Basic	18,036,586	18,146,627	18,133,699
Weighted Average Total Shares Outstanding – Fully Diluted	18,070,368	18,183,938	18,184,273

*Core deposits include transaction accounts, money market accounts and savings accounts.

**Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale certificates of deposits.

***Financial information as of September 30, 2011 has been derived from audited financial statements.

 Selected Operating Data (in thousands except share and per share data):

	Three Months Ended
	December 31,		September 30,	June 30,
	2011	2010	2011	2011

Total Interest Income	$12,500	$12,385	$10,692	$11,397
Total Interest Expense	3,333	4,818	3,155	3,244
Net Interest Income	9,167	7,567	7,537	8,153
Provision for Loan Losses on non-covered loans	1,500	800	300	300
Provision for Loan Losses on covered loans	600	-	800	-
Net Interest Income after Provision for Loan Losses	7,067	6,767	6,437	7,853
Noninterest Income	3,816	2,910	2,059	2,449
Noninterest Expense	10,264	9,409	8,288	7,968
Income before Income Taxes	619	268	208	2,334
				.
Income Tax Expense (Benefit)	131	(8)	(21)	785
Net Income	$488	$276	$229	$1,549

Earnings per Share – Basic	$0.03	$0.02	$0.01	$0.09
Earnings per Share – Fully Diluted	0.03	0.02	0.01	0.09
Cash Dividends per Share	0.05	0.05	0.05	0.05

Net Charge-offs – Legacy Loans	2,050	571	290	634
Deposit Fees	1,724	1,433	1,601	1,448
Gain on Sale of Loans	185	262	150	127
Bargain Purchase Gains	-	-	1,095	-

	Three Months Ended
	December 31,		September 30,	June 30,
	2011	2010	2011	2011

Return on Equity	1.41%	0.81%	0.65%	4.46%
Return on Assets	0.17%	0.10%	0.09%	0.64%
Net Interest Margin	3.94%	3.38%	3.56%	4.06%
Bank Core Capital Ratio	11.28%	11.45%	10.68%	13.16%
Bank Total Risk Based Capital	21.59%	25.63%	24.36%	26.43%
Effective Tax Rate	21.07%	(2.95%)	(9.97%)	33.64%
Dividend Payout Ratio	184.10%	175.94%	211.74%	31.31%

Ratios of Non-covered Assets:
Allowance for loan losses as a % of Total Loans	2.05%	2.19%	2.19%	2.12%
Allowance for loan losses as a % of Nonperforming Loans	96.58%	73.26%	80.12%	75.78%
Nonperforming Assets as a % of Total Loans and REO	2.82%	4.87%	3.64%	3.83%
Nonperforming Assets as a % of Total Assets	1.63%	2.76%	1.99%	2.28%
Net Charge-offs as a % of Average Loans	1.90%	0.50%	0.27%	0.57%

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